Exhibit 10.17

                                                             12/13/96
                           HERBERT L. HENKEL
                            Retention Award

At its December 12, 1996 meeting, the Organization and Compensation Committee of the Board of Directors approved a 15,000 share retention award for Herbert L. Henkel (the "Executive"). The terms of the award are as follows:

      The Executive will receive the cash equivalent of 15,000 shares of Textron common stock provided he remains in Textron's employment through January 1, 2002.

      The cash payment will equal 15,000 times the average of the composite closing prices (as reported on the New York Stock Exchange consolidated tape) of Textron's common stock for the first ten trading days following January 1, 2002. Such award shall be paid to the Executive in a lump sum or in annual installments as may be determined by the Organization and Compensation Committee of the Board of Directors.

      Except as otherwise provided herein, the Executive shall not be entitled to receive such award if his employment with Textron ends for any reason prior to January 1, 2002, provided that if the Executive's employment ends prior to such date because of his disability or death, the Executive or the Executive's estate may receive a pro-rata portion of the award in the discretion of Textron's CEO.

       Notwithstanding  the  above,  if  the  Executive's   employment
       terminates at any time after a "change in control" (as defined in the Textron 1994 Long-Term Incentive Plan), Textron shall, in lieu of the above award, award to the Executive (or to the Executive's estate in the event of his death prior to payment) upon such termination of employment, a cash amount equal to 15,000 times the highest closing price per share of Textron's common stock (as reported on the New York Stock Exchange consolidated tape) during the 30 day period ending on the date of such change in control.

       Effective January 1, 1997, dividend equivalents shall be credited to the Executive and such dividend equivalents are to be accounted for as if reinvested in actual Textron common stock. Such dividend shares shall be paid at the same time as the retention shares are paid only if the retention shares are paid.

       The number of retention shares awarded to the Executive hereunder shall be proportionately adjusted for any increase of decrease in the number of issued shares of Textron's common stock resulting from a stock split, stock dividend or any other increase or decrease in such shares effective without receipt of consideration by Textron.

Approved by the Organization and Compensation Committee of the Board of Directors December 12, 1996.


          /s/W. F. Wayland         12/13/96
          W. F. Wayland

          /s/Herbert L. Henkel     12/13/96
          H. L. Henkel